Exhibit 10.14

EXECUTION COPY

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[...***...].” A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

PURCHASE OF RIGHTS AGREEMENT

This Purchase of Rights Agreement (this “Agreement”), effective as of October 1, 2015 (the “Effective Date”), is by and between BeiGene, LTD, a corporation organized under the laws of the Cayman Islands having an address of c/o Mourant Ozannes Corporate Services, (Cayman) Limited, 94 Solaris Avenue, PO Box 1348, Grand Cayman KY1-1108, Cayman Islands GB (“BeiGene”), and Merck KGaA, a corporation with general partners organized under German law having a place of business at Frankfurter Strasse 250, 64293 Darmstadt, Germany (“Merck”).  BeiGene and Merck may be referred to herein as a “Party” or collectively as the “Parties.”

WHEREAS, the Parties are parties to the License Agreement, with an Effective Date of October 25, 2013 pertaining to the “Merck Territory”, as defined below (the “Ex-PRC Agreement”) and the License Agreement, with an Effective Date of October 25, 2013 pertaining to the “BeiGene Territory”, as defined below (the “PRC Agreement”);

WHEREAS, the Parties intend the PRC Agreement to continue in effect, as modified by this Agreement; and

WHEREAS, the Parties wish to provide for the purchase by BeiGene of all of Merck’s rights under the Ex-PRC Agreement as set forth herein and provide for the survival of certain provisions of the Ex-PRC Agreement as needed to effect the continuation of the PRC Agreement;

NOW, THEREFORE, in consideration of the various promises and undertakings set forth herein, the Parties agree as follows:

1.                                      Definitions.  The following terms shall have the following meanings:

1.1.                            “Merck Territory” means all the countries of the world, except the PRC Territory.

1.2.                            “BeiGene Territory” means The People’s Republic of China, excluding Hong Kong, Macau and Taiwan.

1.3.                            Capitalized terms used in herein but not defined shall have the meanings set forth in the PRC Agreement, or, if not defined in the PRC Agreement, as defined in the Ex-PRC Agreement.

2.                                      Purchase of Rights under the Ex-PRC Agreement.

2.1.                            Merck hereby sells and transfers all of its rights under the Ex-PRC Agreement to BeiGene, and agrees that Merck shall have no further rights and obligations under the Ex-PRC Agreement. The Ex-PRC Agreement is hereby terminated, except as set forth below.

3.                                      The PRC Agreement.

3.1.                            The PRC Agreement shall continue in full force and effect, except as set forth below.

4.                                      Payments.

4.1.                            Within […***…] from the Effective Date in consideration of the termination of the Ex-PRC Agreement, BeiGene shall pay Merck a one-time payment net of any deductions and taxes on the payment (e.g. withholding tax, sales tax, vat or similar transactional taxes) of Ten Million US dollars (US$ 10,000,000). The Ex-PRC Agreement shall terminate upon payment of the aforementioned amount.

4.2.                            No other or further payments shall be due from BeiGene to Merck with regard to the transfer of Ex-PRC rights to BeiGene under this Agreement.

5.                                      Survival of Certain Provisions of the Ex-PRC Agreement.

5.1.                            All provisions of the Ex-PRC Agreement that are required in the event Merck exercises its rights under Section 2.3 or 2.4 of the PRC Agreement shall survive, solely for purposes of effecting the results of such exercise.  In addition, only the following provisions of the Ex-PRC Agreement shall survive the termination of the Ex-PRC Agreement:  Articles 1 (Definitions), 8 (Confidentiality) (other than Section 8.4 (Publications) and Section 8.5 (Press Releases and Disclosure), and with respect to the remaining sections only for the time period set forth in Section 8.1), 12 (Dispute Resolution), and 13 (Miscellaneous)(other than 13.2 (Assignment) and 13.4 (Change of Control)); and Sections 2.3(b) (No Other Rights); 10.4 (No Consequential Damages), and, without regard to the basis of termination,   Section 11.5(b)(ii).

6.                                      Amendment of Certain Provisions of the PRC Agreement.

The following provisions of the PRC Agreement are amended as set forth below:

6.1.                            Sections 2.1(a) and 2.1(b) are amended by replacing the words “and the Other License Agreement” with the words “and the surviving provisions of the Other License Agreement.”

6.2.                            Section 2.4, as previously amended, is amended by replacing the words “12-5 Status” with the words “12-5 Status or 13-5 Status.”

6.3.                            Section 3.5 is amended by (i) deleting the payment specified for the first milestone set forth therein […***…],  and (ii) reducing the payments specified for the other milestones set forth therein by […***…].

6.4.                            Section 7.3(c) is deleted.

6.5.                            Section 9.9 is amended by replacing the words “and the Other License Agreement” with the words “and the surviving provisions of the Other License Agreement.”

7.                                      Option Agreement for Combination Clinical Trials.  On the same day as of the Effective Date of this Agreement, the Parties shall enter into an option agreement (the “Option Agreement”) that provides Merck with the option to ask for Combination Clinical Trials (as defined in the Option Agreement).

8.                                      Press Release.  The Parties agree that there will be no press release covering the execution of this Agreement and the Option Agreement.

9.                                      Miscellaneous.  This Agreement supersedes all proposals, negotiations, conversations and/or discussions between or among parties relating to the subject matter of this Agreement.   No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

a writing referencing this Agreement and signed by a duly authorized officer of each Party. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement. The captions to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.  This Agreement shall be governed by and interpreted in accordance with the laws of England and Wales, excluding application of any conflict of laws principles that would require application of the Law of a jurisdiction outside of England and Wales, and will be subject to the exclusive jurisdiction of the courts of competent jurisdiction located in London, England.  Any notice, request, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, transmitted by facsimile (receipt verified) or by express courier service providing evidence of delivery to the Party to which it is directed at its address or facsimile number shown in Section 9.12 of the PRC Agreement or such other address or facsimile number as such Party shall have last given by notice to the other Party.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

BeiGene, LTD		Merck KGaA

By:	/s/ John V. Oyler	By:	/s/ Birgit Reitmaier

Name:	John V. Oyler	Name:	Birgit Reitmaier

Title:	Chief Executive Officer	Title:	Head of Technologies and Biomarkers, Global Business Development & Alliance Management

		By:	/s/ Jens Eckhardt

		Name:	Jens Eckhardt

		Title:	Regional General Counsel